Exhibit 99.1

Media Contact:
Dana Stelsel
Corporate Communications Manager
(765) 771-5766
dana.stelsel@wabashnational.com

Investor Relations:
Mike Pettit
Vice President – Finance and Investor Relations
(765) 771-5581
michael.pettit@wabashnational.com

Wabash National Corporation Announces Termination of Stockholder Rights Plan

LAFAYETTE, Ind., -- March 30, 2015 -- Wabash National Corporation (“Wabash” or “the Company”) (NYSE: WNC) today announced that its stockholder rights plan has been amended to accelerate the expiration date to March 30, 2015, effectively terminating the plan as of that date. Stockholders are not required to take any action as a result of this expiration.

In connection with the expiration of the rights plan, Wabash will be taking routine actions to voluntarily deregister the related preferred share purchase rights under the Securities Exchange Act of 1934, and to delist the preferred share purchase rights from the NYSE. These actions are administrative in nature and will have no effect on Wabash’s common stock, which continues to be listed on the NYSE.

About Wabash National Corporation

Headquartered in Lafayette, Indiana, Wabash National Corporation (NYSE: WNC) is a diversified industrial manufacturer and North America’s leading producer of semi-trailers and liquid transportation systems. Established in 1985, the Company specializes in the design and production of dry freight vans, refrigerated vans, platform trailers, liquid tank trailers, intermodal equipment, engineered products, and composite products. Its innovative products are sold under the following brand names: Wabash National®, Transcraft®, Benson®, DuraPlate®, ArcticLite®, Walker Transport, Walker Defense Group, Walker Barrier Systems, Walker Engineered Products, Brenner® Tank, Beall®, Garsite, Progress Tank, TST®, Bulk Tank International and Extract Technology®. To learn more, visit www.wabashnational.com.

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